                                                                      EXHIBIT 99

                               RESALE PROSPECTUS


                             Torchmark Corporation

                        167,608 Shares of Common Stock
                                Acquired Under


      Torchmark Corporation 1996 Non-Employee Director Stock Option Plan



Torchmark Corporation                   These shares will be acquired by our
2001 Third Avenue South                 non-employee directors on the
Birmingham, Alabama 35233               exercise of stock options they
                                        acquired under the Company's 1996
                                        Non-Employee Director Stock Option
                                        Plan.  The shares are being
We are an insurance holding company,    registered for our non-employee
whose common stock trades on the New    directors so they may resell or
York Stock Exchange under the symbol    dispose of them in transactions which
"TMK".                                  may or may not involve brokers,
                                        dealers or cash transactions.  They
                                        may choose to sell their shares in
We will pay the cost of preparing,      the public market or in privately
producing and distributing this         negotiated transactions at prices
prospectus, any registration fees,      that cannot presently be determined.
accountants' fees and expenses, all     As of December 29, 1999, the closing
expected to be minimal.  The selling    price of Torchmark Corporation common
shareholders will pay any other         stock on the New York Stock Exchange
expenses.                               was $28.8125 per share.

                                 ------------

This Prospectus also relates to any additional shares the non-employee directors acquire because of future stock dividends, splits or distributions or similar capital readjustments.

                                 ------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                               December 30, 1999
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                               TABLE OF CONTENTS
                               -----------------


Background Information                                                        3

Selling Shareholders                                                          4

Plan of Distribution                                                          4

Indemnification                                                               4

Legal Opinion                                                                 5

Experts                                                                       5

Where to Obtain Additional Information                                        5

                             BACKGROUND INFORMATION
                             ----------------------

     Torchmark is an insurance holding company. We have our principal executive offices at 2001 Third Avenue South, Birmingham, Alabama 35233. Our telephone number is 205-325-4200.

     Under the terms of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan, our non-employee directors annually may elect to defer all or a designated portion (in 10% increments, but not less than 50%) of their subsequent year's director compensation into interest-bearing accounts in the Plan. A director who chooses to make a deferral to an interest account then has a one time opportunity during the year for which the election was made to convert that year's deferred compensation into Torchmark stock options. He may elect to be granted options with a market value exercise price or with an exercise price at a designated discount (not to exceed 25%) fixed by the Compensation Committee of Torchmark's Board of Directors or a combination of both types of option exercise prices.

     In December 1996, contingent upon shareholder approval of the Plan, five of the seven eligible non-option directors chose to defer 100% of their 1997 compensation into interest-bearing accounts in the Plan. These interest-bearing account balances were converted to fair market value non-qualified stock options as follows:

DATE                       NUMBER OF OPTIONS                   EXERCISE PRICE
--------------------------------------------------------------------------------
1-2-97                          18,168                            $21.52056
--------------------------------------------------------------------------------
1-31-97                         18,082                            $22.16195
--------------------------------------------------------------------------------
1-31-97                         18,274                            $22.16198
--------------------------------------------------------------------------------
1-31-97                         18,274                            $22.16198
--------------------------------------------------------------------------------
1-31-97                          7,342                            $22.15004
--------------------------------------------------------------------------------

Torchmark shareholders approved the Plan and the contingently granted stock options listed above at their April 24, 1997 Annual Meeting.

     In December 1997, four of the six eligible non-employee directors chose to defer 100% of their 1998 director compensation into interest-bearing accounts in the Plan. Each of these directors elected to convert his account balance to fair market value non-qualified Torchmark stock options as follows:

DATE                       NUMBER OF OPTIONS                   EXERCISE PRICE
--------------------------------------------------------------------------------
1-9-98                          12,984                            $33.54382
--------------------------------------------------------------------------------
2-4-98                          11,412                            $36.43278
--------------------------------------------------------------------------------
2-10-98                         11,357                            $36.37928
--------------------------------------------------------------------------------
2-16-98                         12,056                            $35.63037
--------------------------------------------------------------------------------

     On December 30, 1998, one non-employee director, who first became eligible to participate in the Plan during 1998, elected to convert his interest-bearing account to fair market value non-qualified stock options on 39,659 shares at $34.75 per share.

     Up to 800,000 Torchmark shares are reserved for issuance under the Plan. As of the date of this Prospectus, options had been granted on 167,608 shares under the Plan.

                                       3
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                              SELLING SHAREHOLDERS
                              --------------------

     All of the stock offered under this Prospectus is offered for the account of the selling shareholders listed below. Torchmark will not receive any of the proceeds from this offering. Also shown below are the selling shareholders' positions or offices with Torchmark in the past three years, the number of common shares they owned, directly or indirectly, on December 1, 1999 and the number of shares offered for sale:

                              Position or
                             Relationship             Common Stock           Number of Shares
         Name               With Torchmark         Owned as of 12-1-99            Offered
-------------------------------------------------------------------------------------------------
Louis T. Hagopian         Director since 1988               51,893                 30,138
-------------------------------------------------------------------------------------------------
Joseph L. Lanier, Jr.     Director since 1980               72,781                 29,580
-------------------------------------------------------------------------------------------------
Harold T. McCormick       Director since 1992                9,238                 31,258
-------------------------------------------------------------------------------------------------
George J. Records, Sr.    Director since 1993               13,158                 29,631
-------------------------------------------------------------------------------------------------
R.K. Richey               Director since 1980            1,875,558                 39,659
-------------------------------------------------------------------------------------------------
Yetta G. Samford, Jr.     Director from 1980
                          until 4-24-97 retirement         256,939                  7,342
-------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION
                              --------------------

     Your shares registered under this Prospectus may be offered for resale upon the exercise of stock options through brokers in the over-the-counter market, on the New York or London Stock Exchanges or any other stock exchange where Torchmark's common stock is listed or traded at the time of the sale, or in independent negotiated transactions. You may sell these shares at the market price prevailing at the time of sale or at a negotiated price. You may also sell some or all of your shares from time to time under applicable SEC rules such as Rule 144.


                                INDEMNIFICATION
                                ---------------

     Our Restated Certificate of Incorporation provides that our directors will not be personally liable to Torchmark or its stockholders for money damages for a breach of their fiduciary duty as a director except for:

     .  a breach of the duty of loyalty to Torchmark or its stockholders;

     . any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . paying a dividend or approving a stock repurchase in violation of Delaware corporate law; or

     . any transaction where the director received an improper personal benefit.

     It also provides that each person who is made a party to, is threatened to be made a party to or is involved in a specific suit or proceeding because he is or was a director or officer of

                                       4
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Torchmark (or serves as a director, officer, employee or agent of another entity at Torchmark's request) while serving in that capacity will be indemnified and held harmless by Torchmark. This indemnification is to the full extent provided by current Delaware law or if Delaware indemnification law is broadened, as it may be amended. Such persons will be reimbursed for all expense, liability or losses they reasonably incur in connection with defense or settlement of an action. They may also be advanced the expenses they incur in defending proceedings before their final disposition if they agree to repay these advances if it is ultimately determined they are not entitled to indemnification. The Board of Directors may extend comparable indemnification to Company agents and employees.

     This indemnification and advance payment of defense expenses are contract rights. They are not exclusive of any other rights such persons may have or acquire from any other source. We may purchase insurance at our expense to protect the Company and our directors, officers, employees or agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers of persons controlling Torchmark pursuant to the foregoing provisions, Torchmark has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                 LEGAL OPINION
                                 -------------

     The validity of the shares of Torchmark common stock offered under this prospectus has been passed upon for Torchmark by Carol A. McCoy, Associate Counsel and Secretary of Torchmark.


                                    EXPERTS
                                    -------

     The consolidated financial statements incorporated in this prospectus by reference from Torchmark's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their report incorporated in this prospectus by reference, and have been so incorporated in reliance per the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION
                      -----------------------------------

     We file reports, proxy statements and other information with the SEC. You can read and copy these materials about Torchmark at the SEC's Public Reference Room at 450 Fifth Street Northwest, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports,
                                  ------------------
proxy and information statements and other information regarding issuers that file electronically with the SEC, including Torchmark. Our common stock is listed on the New York Stock Exchange and the International Stock Exchange in London, England.

     This Prospectus is part of a registration statement that we have filed on behalf of the Plan. You can obtain the full registration statement from the SEC as indicated above or from us.

                                       5
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     We are incorporating by reference into this Prospectus the following documents filed with the SEC:

     . our Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 which contains certified financial statements for our most recent fiscal year for which a Form 10-K was required to be filed.

     . all other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the most recent Form 10-K.

     . our definitive proxy statement filed with the SEC under Section 14 of the Exchange Act for our most recent Annual Meeting of Shareholders; and

     . the description of our common stock contained in a registration statement filed under Section 12 of the Exchange Act and any amendments or reports which update that description.

     We are also incorporating by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post effective amendment that indicates that the offering made under this Prospectus is terminated.

                                       6